Exhibit 8.1

Simpson Thacher & Bartlett LLP

425 LEXINGTON AVENUE

NEW YORK, NY 10017

TELEPHONE: +1-212-455-2000

FACSIMILE: +1-212-455-2502

[            ], 2021

CBRE Acquisition Holdings, Inc.

2100 McKinney Avenue, Suite 1250

Dallas, Texas 75201

Ladies and Gentlemen:

We have acted as counsel to CBRE Acquisition Holdings, Inc., a Delaware corporation (the “Company”), in connection with the proposed business combination between the Company and Altus Power, Inc., a Delaware corporation (“Altus”), pursuant to the proposed initial merger of CBAH Merger Sub I, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“First Merger Sub”), with and into Altus (the “First Merger”), with Altus as the surviving company, and immediately thereafter the merger of Altus with and into CBAH Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“Second Merger Sub” and such merger, the “Second Merger”), with Second Merger Sub continuing as the surviving entity (the First Merger and the Second Merger, together, the “Merger”), upon the terms and conditions set forth in that certain Business Combination Agreement and Plan of Merger, dated as of July 12, 2021 (the “Business Combination Agreement”), by and among the Company, First Merger Sub, Altus Power America Holdings, LLC, a Delaware limited liability company, APAM Holdings LLC, a Delaware limited liability company, and Altus. For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Business Combination Agreement.

This opinion is being delivered in connection with the filing of the registration statement on Form S-4 (as amended, the “Registration Statement”) filed on the date hereof by the Company, including the joint proxy statement/prospectus constituting a part thereof (the “Proxy Statement/Prospectus”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the Merger and the issuance of the Company of up to 90,000,000 shares of Class A Common Stock, par value $0.0001 per share, pursuant to the Business Combination Agreement.

We have examined (i) the Business Combination Agreement, (ii) the Registration Statement, and (iii) the representation letters of the Company and Altus delivered to us in connection with this opinion (the “Representation Letters”). In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and Altus and have made such other and further investigations as we have deemed necessary or appropriate as a basis for the opinion hereinafter set forth. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

In rendering such opinion, we have assumed, with your permission, that (i) the Merger will be effected in accordance with the Business Combination Agreement, (ii) the statements concerning the Merger set forth in the Business Combination Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Second Effective Time, (iii) the representations made by the Company and Altus in their respective Representation Letters are true, complete and correct and will remain true, complete and correct at all times up to and including the Second Effective Time, and (iv) any representations made in the Business Combination Agreement or the Representation Letters “to the knowledge of”, or based on the belief of the Company and Altus are true, complete and correct and will remain true, complete and correct at all times up to and including the Second Effective Time, in each case without such qualification. We have also assumed that each of the Company and Altus has complied with and, if applicable, will continue to comply with, their respective covenants contained in the Business Combination Agreement at all times up to and including the Second Effective Time.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and therein, we confirm that (i) we are of the opinion that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) the disclosure contained in the Registration Statement under the heading “Certain U.S. Federal Income Tax Considerations” constitutes our opinion insofar as it expresses conclusions as to the application of U.S. federal income tax law.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. We do not express any opinion herein concerning any law other than U.S. federal income tax law.

Our opinion is based on the Internal Revenue Code of 1986, as amended, United States Treasury regulations, administrative interpretations and judicial precedents as of the date hereof. If there is any subsequent change in the applicable law or regulations, or if there are subsequently any new applicable administrative or judicial interpretations of the law or regulations, or if there are any changes in the facts or circumstances surrounding the Merger, the opinion expressed herein may become inapplicable.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the references to our firm name in the Proxy Statement/Prospectus under the caption “Certain U.S. Federal Income Tax Considerations”.

Very truly yours,

SIMPSON THACHER & BARTLETT LLP